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                                                              EXHIBIT 10(r)(iii)


                       ENVIRONMENTAL INDEMNITY AGREEMENT


         THIS AGREEMENT, dated as of December 6th, 1994 (the "Agreement), by and among THE ACTAVA GROUP INC., a Delaware corporation ("Actava"), DIVERSIFIED PRODUCTS CORPORATION, an Alabama corporation ("DP"), and ROADMASTER INDUSTRIES, INC., a Delaware corporation ("Roadmaster").
         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Actava is transferring all of the issued and outstanding stock of DP to Roadmaster; and
         WHEREAS, DP owns and operates a manufacturing facility in Opelika, Alabama, (the "DP Facility) which adjoins the "Orbitron Materials Storage Parcel," which is described more particularly on Schedule 6.14 of the Agreement and Plan of Reorganization between Roadmaster, Actava, DP and certain other Actava subsidiaries and which was formerly part of the DP Facility; and
         WHEREAS, Actava and Roadmaster disagree concerning the extent to which materials regulated at the time of this Agreement under federal, state or local laws as hazardous substances, solid or hazardous wastes, or hazardous constituents (hereinafter "Regulated Materials") are present on the Orbitron Materials Storage Parcel; and
         WHEREAS, Actava has agreed to indemnify Roadmaster for costs and liabilities resulting from the presence on or migration of
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Regulated Materials from the Orbitron Materials Storage Parcel under the terms set forth in this Agreement;
         NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:



1.0      INDEMNIFICATION FOR CERTAIN ENVIRONMENTAL COSTS.

         1.01 In the event that federal, state or local governmental authorities order Roadmaster to undertake investigation and/or remediation activities related to Regulated Materials on the Orbitron Materials Storage Parcel, Actava shall indemnify Roadmaster for any losses, liabilities, damages and costs, including reasonable attorneys' and consulting fees, reasonably incurred by Roadmaster in carrying out such order. Such costs shall include, without limitation, all reasonable costs incurred to prepare and implement work plans for investigating and remediating releases of Regulated Materials at the Orbitron Materials Storage Parcel and any other real property impacted by Regulated Materials migrating from the Orbitron Materials Storage Parcel, together with any costs of postclosure care and long-term soil and groundwater monitoring required by an order. If Roadmaster receives a request from a government agency or private party to investigate and remediate the Orbitron Materials Storage Parcel, it shall so notify Actava as soon as practicable. Upon receipt of such notice, Actava shall have the right, but not the duty, to assume responsibility for performing


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all investigative and remedial activities requested by the private party or federal, state or local authorities. In the event that Actava declines or is prevented from performing onsite investigative and remedial activities associated with Regulated Materials which Roadmaster is ordered to perform, Actava shall reimburse Roadmaster promptly upon receipt of invoices or other documentation specifying reasonable costs incurred by Roadmaster in connection with any investigation, remediation or postclosure care of the Orbitron Materials Storage Parcel required by an order from a government agency. Notwithstanding any of the foregoing, Actava shall only be liable for costs which are attributable to Regulated Materials either on or migrating from the Orbitron Materials Storage Parcel. In the event Roadmaster incurs any costs otherwise covered by Section 1.01, Actava shall only be required to reimburse Roadmaster for the equitable portion of those costs which are the result of Regulated Materials either on or migrating from the Orbitron Materials Storage Parcel.
         1.02 Except as otherwise provided in Section 1.01 of this Agreement, Actava agrees to and does hereby indemnify and agree to defend and hold Roadmaster and its successors harmless from and against all actions, claims, liabilities, litigation, causes of action, damages, costs and expenses (including reasonable fees of attorneys and consultants) resulting from, arising out of or related to personal injury or property damage suffered by any person, firm, corporation or entity whatsoever caused by


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Regulated Materials either on or migrating from the Orbitron Storage Parcel.
The foregoing indemnity shall apply, without limitation, to any actions, claims, liabilities, litigation, causes of action, damages, costs or expenses not otherwise covered by Section 1.01 of this Agreement, arising out of actions or claims instituted by federal, state or local governments or agencies with respect to any remedial action or migrating from the Orbitron Materials Storage Parcel. Notwithstanding any of the foregoing, Actava shall only be required to Indemnify Roadmaster for liability, costs or expenses which are attributable to Regulated Materials either on or migrating from the Orbitron Materials Disposal Parcel. In the event Roadmaster is the subject of claims or liabilities or suffers costs or other expenses otherwise covered by Section 1.02, Actava shall only be required to indemnify Roadmaster for the equitable portion of those claims, liabilities, costs or other expenses which are the result of Regulated Materials on or migrating from the Orbitron Materials Storage Parcel.
         1.03 If any claim, suit or other legal proceeding shall be commenced, or any claim or demand, against any party entitled to indemnification under Section 1.01 or 1.02 (the "Indemnified Party"), and if the Indemnified Party proposes to demand or seek indemnification pursuant to
Section 1.01 or 1.02, Actava (the Indemnifying Party) shall be notified to such effect as soon as practicable and shall have the absolute right


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to manage and control the defense, and all communications or proceedings related to such defense, of any claim for which Actava would be liable pursuant to Section 1.01 or 1.02 including, without limitation, the right to manage and prosecute all administrative and judicial remedies, settle all issues, enter into settlement agreements and to execute consents or waivers extending the statue of limitation with respect to any such claim. Roadmaster shall, and shall cause its subsidiaries to, fully cooperate with Actava in the defense of any such claim, furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. Actava shall be subrogated to all rights and remedies of Roadmaster or its subsidiaries with respect to any such claim. Failure by Roadmaster or any of its subsidiaries to comply with any of their obligations set forth in this Section 1.03 with respect to any claim for which Roadmaster is entitled to be indemnified against pursuant to Section
1.01 or 1.02 shall release Actava from its obligation to indemnify hereunder to the extent that Actava is prejudiced by any such failure.

2.0      COOPERATION AND INTERRUPTION OF BUSINESS.

         2.01 Roadmaster agrees to cooperate with any reasonable investigatory or remedial activities performed by Actava on the Orbitron Materials Storage Area to the extent consistent with Roadmaster's business. Roadmaster's cooperation shall include, at a minimum, providing reasonable access to Actava to the


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Orbitron Materials Storage Area for any equipment reasonably necessary to conduct investigatory or remedial activities.
         2.02 Notwithstanding the provision of 2.01, Actava shall not cause an unreasonable interference with Roadmaster's business through any investigatory or remedial activities related to the Orbitron Materials Storage Parcel, and Actava shall be liable to Roadmaster for any reasonable costs, including costs associated with the interruption of Actava's business, caused by such unreasonable interference.
         2.03 In the event that Roadmaster receives a judicial or administrative order preventing it from conducting material portion of its business operations at the DP Facility, which order, is directly and substantially the result of any failure by Actava to fulfill its obligations under this Agreement, Actava shall be liable for any reasonable costs, including costs associated with interruption of Roadmaster's business, caused by Roadmaster's compliance with any such order.


3.0      ENTIRE AGREEMENT WITH RESPECT TO CONTAMINATION.

         3.01 Roadmaster acknowledges and agrees that the obligations and liabilities of Actava set forth in this Agreement are the sole and exclusive obligations and liabilities of Actava to Roadmaster with respect to soil and groundwater contamination at the Orbitron Materials Storage Parcel. Notwithstanding anything contained to the contrary in this Agreement, in no event shall Actava be liable or obligated to Roadmaster, its successors or


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assigns, for any breach of warranty, indemnity or other matter arising out of soil or groundwater contamination at the Opelika plant site heretofore operated by DP, except with respect to the specific obligations and liabilities of Actava set forth in this Agreement. In addition to the foregoing, the obligations, covenants and agreements of Actava under this Section 3.01 are for the sole and exclusive benefit of Roadmaster and its assigns and may not be relied upon or considered to be enforceable by any person, firm, corporation, government agency or other entity whatsoever except Roadmaster and its assigns.
     IN WITNESS WHEREOF, the Parties have each executed this Agreement under seal as of the day and year first above written.


ATTEST:                                    THE ACTAVA GROUP, INC.


         Walter M. Grant                   By: Frederick B. Beilstein III
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         [CORPORATE SEAL]                     Title: Senior Vice President
                                                    -----------------------

ATTEST:                                    DIVERSIFIED PRODUCTS CORPORATION


         Paul N. Kiel                      By: J.L. Marden
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         [CORPORATE SEAL]                     Title: President and CEO
                                                    -----------------------


ATTEST:                                    ROADMASTER INDUSTRIES, INC.


         Jeff L. Hinton, CEO               By: Henry Fong
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         [CORPORATE SEAL]                     Title:  President and CEO
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